NAVISTAR INTERNATIONAL CORPORATION

4201 WINFIELD ROAD, P. O. BOX 1488, WARRENVILLE, IL 60555

Media Contact:	Roy Wiley		630-753-2627
Investor Contact:	Heather Kos	630-753-2406
Web site:	www.nav-international.com

NAVISTAR ANNOUNCES THE REPURCHASE OF ITS TENDERED SENIOR NOTES

WARRENVILLE, Ill.–March 7, 2006–Navistar International Corporation (NYSE: NAV) announced today that it has accepted and paid for an aggregate principal amount of $275.654 million of its outstanding $393 million in aggregate principal amount of 9 ? percent senior notes due 2006 and $234.374 million of its outstanding $250 million in aggregate principal amount of 7 ½ percent senior notes due 2011 (collectively, the “senior notes”), representing all of the senior notes that had been tendered on or prior to the consent deadline of 5:00 p.m. EST on March 2, 2006 (the "consent time"), pursuant to Navistar’s previously announced consent solicitations and tender offers for the senior notes.

Navistar said that it has not received tenders from holders representing a majority of its $400 million in aggregate principal amount of 6 ¼ percent senior notes due 2012. In accordance with the terms of the consent solicitations and tender offers, holders of the 9 ? percent senior notes due 2006 who validly tendered their notes prior to the consent time received total consideration of $1,025.78 per each $1,000 principal amount tendered and holders of the 7 ½ percent senior notes due 2011 who validly tendered their notes prior to the consent time received total consideration of $1,002.67 per each $1,000 principal amount tendered. Navistar used borrowings under its new senior credit facility to fund such repurchases.

As a result of the consents and early tenders, Navistar has executed supplemental indentures relating to the senior notes, which, among other things, waived any and all defaults and events of default existing under the senior notes indentures, eliminated substantially all of the material restrictive covenants, specified affirmative covenants and certain events of default and related provisions in the senior notes indentures and rescinded any and all prior notices of default and/or acceleration delivered to Navistar pursuant to such indentures.

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The tender offers are being made pursuant to an Offer to Purchase and Consent Solicitation Statement and a related Consent and Letter of Transmittal, each dated February 21, 2006. The tender offers are scheduled to expire at midnight EST, on March 20, 2006, unless extended or earlier terminated. Holders who validly tender after the consent time but prior to expiration will receive the tender consideration equal to $960.00 per each $1,000 principal amount with respect to the 7 ½ percent notes and 6 ¼ percent notes and $968.75 per each $1,000 principal amount with respect to the 9 ? percent notes, plus in each case all accrued and unpaid interest through, but not including, the payment date. Except as set forth herein, the terms of the tender offers remain the same as set forth in the Offer to Purchase and Consent Solicitation Statement.

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Citigroup, Credit Suisse and Banc of America Securities LLC are acting as Dealer Managers for the tender offers and consent solicitations for the senior notes. Questions regarding the tender offers or consent solicitations may be directed to Citigroup Corporate and Investment Banking at 800-558-3745 (toll-free) or at 212-723-6106 or Credit Suisse at 800-820-1653 (toll-free) or at 212-538-7969.

Global Bondholder Services Corporation is acting as the Information Agent for the tender offers and consent solicitations for the senior notes. Requests for documents related to the tender offers and consent solicitations may be directed to Global Bondholder Services Corporation at 866-857-2200 (toll-free) or at 212-430-3774.

This announcement is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation to consent with respect to any of the Notes. The tender offer is being made solely by means of the Offer to Purchase and Consent Solicitation dated February 21, 2006.

Navistar International Corporation (NYSE: NAV) is the parent company of International Truck and Engine Corporation. The company produces International® brand commercial trucks, mid-range diesel engines and IC brand school buses, Workhorse brand chassis for motor homes and step vans, and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. Navistar is also a provider of truck and diesel engine parts and service sold under the International® brand. A wholly owned subsidiary offers financing services. Additional information is available at: www.nav-international.com.

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Forward Looking Statements

Information provided and statements made that are not purely historical are forward -looking. Such forward-looking statements only speak as of the date of this report and we assume no obligation to update the information included in this report, whether as a result of new information, future events or otherwise. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions which could have a material adverse effect on the company’s liquidity position and financial condition. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many other factors that could cause actual results to differ materially from those in the forward-looking statements.  For a further description of these and other factors, see Exhibit 99.1 to our Form 10-K for the fiscal year ended October 31, 2004.

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